Exhibit 10l.

BRISTOL-MYERS SQUIBB COMPANY

1987 DEFERRED COMPENSATION PLAN

FOR NON-EMPLOYEE DIRECTORS

AMENDED EFFECTIVE JANUARY 10, 2006

Section 1. Effective Date.

The effective date of this Bristol-Myers Squibb Company 1987 Deferred Compensation Plan for Non-Employee Directors (the “Plan”) is January 20, 1987, except the provisions of Section 12 are effective as of January 1, 2005.

Section 2. Eligibility.

Any Director of Bristol-Myers Squibb Company (the “Company”) who is not an officer or employee of the Company or a subsidiary thereof is eligible to participate in the Plan.

Section 3. Deferred Compensation Account.

There shall be established on the books of the Company for each participant a deferred compensation account in the participant’s name. At the time a participant commences participation in the Plan, he or she shall elect to have the amounts deferred under Section 4 credited to his or her account among the notional investments described below. In accordance with the procedures set forth by the Corporate Secretary’s Office of the Company, (i) a participant may elect to change the allocation of future deferrals among the notional investments, and (ii) during the deferral period, a participant may reallocate amounts previously deferred among the notional investments.

(a)	Treasury Units. The amount credited to a participant’s deferred compensation account as Treasury Units shall be credited with interest at a rate equal to six-month United States Treasury bill yield for the end of the calendar quarter.

(b)	Dollar Units. The amount credited to a participant’s deferred compensation account as Dollar Units shall be credited with interest at a rate that is equal to the Company’s weighted average return on cash investment during the current calendar quarter.

(c)	Share Units.

i.	The amount credited to a participant’s deferred compensation account as Share Units shall be credited in shares of the Company’s common stock equal to the number of shares of the Company’s common stock which could have been purchased with the amounts deferred determined by dividing the dollar value of the amounts deferred by the Fair Market Value of a share of the Company’s common stock on the effective date of such deferral.

ii.	Upon payment by the Company of dividends on its common stock, additional Share Units shall be credited to a participant’s deferred compensation account equal to the number of Share Units in the participant’s account as of the record date multiplied by the amount paid per share in such dividend or distribution divided by the Fair Market Value of a share of common stock at

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the payment date of such dividend. For purposes of this Plan, “Fair Market Value” shall mean the average of the high and low sale prices of a share of the company’s common stock on the New York Stock Exchange composite tape on the date of measurement or, if there were no trades on such date, on the day on which a trade occurred last preceding such date.

iii.	The amount of Share Units in a participant’s deferred compensation account shall be adjusted to take into account a merger, consolidation, reorganization, recapitalization, stock split or other change in corporate structure or capitalization affecting the Company’s common stock, with such adjustment to preserve without enlarging the rights of a participant with respect to such Share Units. The manner of such adjustment shall be in the discretion of the Corporate Secretary’s Office of the Company.

Section 4. Participant Deferrals.

(a) Mandatory Deferrals. The Board of Directors shall determine the number of Share Units payable, as of February 1 of each year, to the participant for membership on the Board of Directors. Such Share Units shall be deferred and credited to such participant’s deferred compensation account pursuant to Section 3. Twenty-five (25) percent of the retainer fee payable to the participant for membership on the Board of Directors shall be deferred and credited to such participant’s deferred compensation account as Share Units until such time as the participant meets a guideline level of Share Unit or Company common stock ownership as determined by the Board of Directors.

(b) Elective Deferrals. A participant may elect, by filing the appropriate form pursuant to Section 8, to defer receipt for any calendar year of either (1) all of the compensation payable to the participant for serving on the Board of Directors and any committee thereof, (2) only the retainer fee payable to the participant for service on the board of directors, or (3) any percentage, equal to or exceeding twenty-five percent of the retainer fee, of the compensation payable to the participant specified in clause (1) hereof.

Section 5. Period of Deferral.

A participant may elect to defer receipt of compensation either (1) until a specified year in the future, but in no event more than five years after termination of service, (2) until the cessation of the participant’s service as a Director or (3) until the end of the calendar year in which the cessation of the participant’s service as a Director occurs. If alternative (1) is elected, payment will be made or will commence on February 1 of the year specified; if alternative (2) is elected, payment will be made or will commence on the date that is sixty days after the cessation of the participant’s service as a director; and if alternative (3) is elected, payment will be made or will commence on February 1 after the end of the calendar year in which the cessation of the participant’s service as a Director occurs. Installment payments under the Plan will be made on the anniversary of the applicable commencement date. If any payment date specified under the Plan is not a business day, the payment will be made on the first business day thereafter.

Section 6. Form of Payment.

A participant may elect to receive the compensation deferred under the Plan in either (1) a lump sum in cash or (2) a number of installments in cash, not more than ten, as specified by the participant. If installment payments are elected, the amount of each installment shall be equal to the balance in the participant’s deferred compensation account divided by the number of installments remaining to be paid (including the installment in question) ).

In the event a participant does not make an election under this Section, his or her account shall be paid out in one lump sum in cash.

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Section 7. Death of Participant.

A participant may elect that, in the event he or she dies prior to receipt of any or all of the amounts payable pursuant to this Plan, any amounts remaining in the participant’s deferred compensation account shall be paid to the participant’s estate in cash in either (1) a lump sum paid within sixty days following notification to the Company of the participant’s death or (2) a number of annual installments, not more than ten, as specified by the participant. If alternative (2) is elected and payment to the participant pursuant to clause (2) of Section 6 has not commenced prior to death, the initial installment payment hereunder shall be made sixty days after notification to the Company of the participant’s death, with subsequent installment payments on the anniversary of the commencement date, and the amount of each such installment shall be determined as provided in the last sentence of Section 6. If alternative (2) is elected and payment to the participant pursuant to clause (2) of Section 6 had commenced prior to death, the installment payments to the participant’s estate shall be made at the same time and in the same amount as such payments would have been made to the participant had he or she survived. For purposes of this Section 7, any amounts deferred as Share Units shall be converted to Dollar Units by multiplying the number of Share Units credited to a participant’s deferred compensation account on the date of his death by the Fair Market Value on such date. Any election permitted under this Section 7 must be made prior to the year of deferral, except that an election may be made not later than December 31, 2006 with respect to deferrals in years 2006 or earlier, to the extent permitted under applicable rules under Section 409A of the Internal Revenue Code of 1986 (the “Code”).

Section 8. Time of Election of Deferral.

An election to defer compensation may be made by (i) a nominee for election as a Director prior to his/her election for the calendar year in which he/she is being elected (except that a person elected a Director by the Board of Directors may make an election to defer compensation within 30 days after his/her election as a Director, in which event such election to defer compensation shall be effective only with respect to compensation paid for services performed after the election to defer compensation is made) and (ii) a person then currently serving as a Director for the next succeeding calendar year no later than the preceding December 31. This election will be deemed to be an election to defer compensation under this Plan for each succeeding calendar year, unless (1) the participant elects, in accordance with Section 11, to discontinue the deferral, (2) the Board of Directors discontinues the Plan, or (3) the election is stated, in writing, to apply only to the first calendar year applicable under (i) or (ii) above.

Section 9. Status of Previous Deferrals.

Any deferral election made under the Bristol-Myers Squibb Company Amended and Restated Deferred Compensation Plan for Non-Employee Directors (the “Prior Plan”) shall be subject to and governed by the terms of the Prior Plan.

Section 10. Manner of Electing Deferral.

A participant may elect to defer compensation by giving written notice to the Corporate Secretary’s Office of the Company on a form provided by the Company, which notice shall include the amount to be deferred, the form in which the amount deferred is to be credited, the period of deferral, and the form of payment,( including the number of installments, if any).

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Section 11. Effect of Election.

An election to defer compensation, including the form of deferral, shall be irrevocable by the participant once the calendar year to which it applies has commenced. An election may be discontinued or modified by the participant with respect to calendar years not yet begun by notifying the Corporate Secretary’s Office of the Company in writing no later than December 31st of the preceding year. The following default rules will apply if no valid election is on file specifying the matter or the intent of the participant with respect to the matter is not clearly indicated in the applicable election that is on file;

(i)	The default allocation of deferred amounts will be a Dollar Units under Section 3(b);

(ii)	The default period of deferral under Section 5 will be until the cessation of the participant’s service as a Director;

(iii)	The default form of payment under Section 6 will be a lump sum in cash; and

(iv)	The default distribution payable upon the death of participant will be as a lump sum in cash paid within sixty days following notification to the Company of the participant’s death.

Section 12. Further Election.

The participant shall have the one-time right with regard to funds previously deferred to elect a further deferral of the payment of such funds by delivering to the Corporate Secretary’s Office a written statement in a form provided by the Company specifying the further period of deferral and the form of payment, including the number of installments, if any, subject to the following rules:

(i)	Any such election may not take effect until at least 12 months after the date on which the election is made;

(ii)	If any such election relates to payments that are subject to alternatives under Section 5, the first payment with respect to such election shall be made not earlier than five years after the date of payment would have been made absent the further deferral election under this Section 12; and

(iii)	Any such election relating to a payment subject to alternative (1) under Section 5 shall not be effective if made fewer than 12 months before the date of the first scheduled payment (including the earliest of a series of installment payments).

The foregoing notwithstanding, and subject to any rules or limitations that may be imposed by the Corporate Secretary’s Office of the Company, (a) redeferrals will be permitted to the fullest extent permitted under the Treasury Regulations and other applicable guidance under Code Section 409A, and (b) a participant may make an election during 2005 or 2006 relating to deferrals in years 2006 or earlier to change the timing of any payment previously elected by the participant (except that such election, if applicable to a payment scheduled to be made in 2005 or 2006, must be made prior to 2006, and if made in 2006 must not result in a distribution being made in 2006, to the extent and subject to any applicable limitation under the rules under Code Section 409A (including Proposed Treasury Regulation §1.409A, Preamble §XI.C., and Question and Answer 19(c) of IRS Notice 2005-1).

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Section 13. Participant’s Rights Unsecured.

The right of any Participant to receive future payments under the provisions of the Plan shall be an unsecured claim against the general assets of the Company.

Section 14. Statement of Account.

A statement will be sent to each participant each year as to the value of his/her deferred compensation account as of the end of the preceding year.

Section 15. Assignability.

No right to receive payments hereunder shall be transferable or assignable by a participant, except by will or under the laws of descent and distribution.

Section	16. Administration.

This Plan will be administered by the Corporate Secretary’s Office of the Company, which shall have the authority to adopt rules and regulations to carry out the Plan and to interpret, construe and implement the provisions of the Plan; to resolve questions arising in the administration of the Plan; and to adopt such rules and procedures as it may deem advisable for the administration of the Plan.

Section 17. Amendment.

This Plan may at any time or from time to time be amended, modified or terminated by the Board of Directors. No amendment, modification or termination shall, without the consent of the participant, adversely affect such participant’s accruals in his/her deferred compensation account as of the date of amendment, modification or termination.

Section 18. Compliance with Code Section 409A.

Other provisions of this Plan notwithstanding, deferrals under this Plan shall comply with the requirements under the Code, including without limitation Code Section 409A, and Treasury Regulations (including Temporary or Proposed Regulations and Notices) as presently in effect or hereafter implemented; (i) if the timing of any payment under this Plan would result in a participant’s constructive receipt of income prior to such payment, the payment will be the earliest date after the specified payment date that distribution can be effected without resulting in such constructive receipt; (ii) the Company shall have no authority to accelerate any payment hereunder except as permitted under Section 409A and regulations thereunder; and (iii) any rights of the participant or retained authority of the Company with respect to deferrals hereunder shall be automatically modified and limited to the extent necessary so that a participant will not be deemed to be in constructive receipt of income relating to the deferrals prior to the payment to ensure that the participant shall not be subject to any penalty under Code Section 409A.

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